Exhibit 4.2

THIRTEENTH SUPPLEMENTAL INDENTURE

THIS THIRTEENTH SUPPLEMENTAL INDENTURE, dated as of August 25, 2021 (this “Thirteenth Supplemental Indenture”), is by and among Northrop Grumman Systems Corporation, a Delaware corporation (the “Company”), The Bank of New York Mellon, as trustee under the indenture referred to below (the “Trustee”) and Northrop Grumman Corporation, a Delaware corporation (“NGC”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture (as defined below).

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of May 1, 1986, between TRW Inc. and Mellon Bank, N.A., as trustee (the “Base Indenture”) and, as supplemented by the First Supplemental Indenture thereto, dated as of August 24, 1989, between TRW Inc. and the Trustee (the “First Supplemental Indenture”), by the Fifth Supplemental Indenture thereto, dated as of June 2, 1999, between TRW Inc. and The Chase Manhattan Bank, as trustee (the “Fifth Supplemental Indenture”), by the Eighth Supplemental Indenture thereto, dated as of March 27, 2003, by and among Northrop Grumman Space & Mission Systems Corp. (formerly TRW Inc.), Northrop Grumman Corporation and JPMorgan Chase Bank, as successor trustee (the “Eighth Supplemental Indenture”), by the Ninth Supplemental Indenture thereto, dated as of December 31, 2009, by and among Northrop Grumman Space & Mission Systems Corp. (formerly TRW Inc.), the Trustee, as successor trustee to JPMorgan Chase Bank and to Mellon Bank, N.A., Northrop Grumman Corporation and the Company (the “Ninth Supplemental Indenture”), by the Tenth Supplemental Indenture thereto, dated as of March 30, 2011, by and among the Company, the Trustee, as successor trustee to JPMorgan Chase Bank and to Mellon Bank, N.A., Titan II Inc. (formerly Northrop Grumman Corporation) and Titan Holdings II, L.P. (the “Tenth Supplemental Indenture”), and by the Eleventh Supplemental Indenture thereto, dated as of March 30, 2011, by and among the Company (successor-in-interest to Northrop Grumman Space & Mission Systems Corp. and TRW Inc.), the Trustee, as successor trustee to JPMorgan Chase Bank and to Mellon Bank, N.A., Titan Holdings II, L.P. and NGC (the “Eleventh Supplemental Indenture”), the “Indenture”);

WHEREAS, there is currently $89,940,000 in aggregate principal amount of 7.750% Debentures due 2029 outstanding (the “Debentures”), which were issued pursuant to the terms of the Indenture;

WHEREAS, Section 11.02 of the Base Indenture provides that, with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, by act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture, or of modifying in any manner the rights of the Holders of Securities of such series under the Indenture;

WHEREAS, the Company desires and has requested the Trustee to join with it and NGC in entering into this Thirteenth Supplemental Indenture for the purpose of amending the Indenture with respect to the Debentures in certain respects as permitted by Section 11.02 of the Base Indenture (collectively, the “Proposed Amendments”);

WHEREAS, the Company has been soliciting consents to this Thirteenth Supplemental Indenture upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement (herein so called) dated August 2, 2021, and supplemented on August 16, 2021 (which, including any amendments, modifications or supplements thereto, governs the “Consent Solicitations” for the Debentures);

WHEREAS, the Company has received the consent of the Holders of at least 66 2/3% in principal amount of the outstanding Debentures to effect the Proposed Amendments;

WHEREAS, (a) pursuant to the guarantee dated as of March 27, 2003 (the “Guarantee”), Northrop Grumman Corporation initially guaranteed the obligations of the Company in respect of the Debentures in favor of the Trustee under the Indenture, (b) pursuant to the Tenth Supplemental Indenture, Titan Holdings II, L.P. assumed the obligations of Titan II Inc. (formerly known as Northrop Grumman Corporation) under the Guarantee and (c) pursuant to the Eleventh Supplemental Indenture, NGC assumed the obligations of Titan Holdings II, L.P. under the Guarantee such that, as of the date hereof, NGC is the sole guarantor of the obligations of the Company in respect of the Debentures under the Guarantee; and

WHEREAS, concurrently with entering into this Thirteenth Supplemental Indenture, in accordance with Section 6 of the Guarantee, NGC, the Trustee and the Company are entering into the First Amendment to Guarantee dated as of the date hereof (the “Amendment to Guarantee”) in order to provide for the termination of the Guarantee on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Debentures as follows:

1.          Amendments to Articles Five, Six, Seven and Twelve of the Base Indenture. (a) With respect to the Debentures, the Base Indenture is hereby amended by deleting the following Sections or clauses of the Base Indenture and all references and definitions to the extent solely related thereto in their entirety and replacing each Section or clause with “[Intentionally Omitted]”:

Section 5.05—Limitation on Liens
Section 5.06—Limitation on Sale and Leaseback
Section 5.08—Annual Officers’ Certificate
Section 6.03—Reports by Company
Clauses (d), (e) and (f) of Section 7.01—Events of Default
Clause (ii) of Section 12.01—Consolidations and Mergers of Company and Conveyances Permitted Subject to Certain Conditions

(b)	References in the Indenture to the Sections or clauses amended in Section 1(a) above shall mean such Sections or clauses as amended by this Thirteenth Supplemental Indenture.

2.          Amendment to References to Guarantee. All references to the Guarantee in the Indenture and the Debentures, with respect to the Debentures, shall refer to such Guarantee as amended and terminated.

3.          Amendments to Debentures. The Debentures are hereby amended to modify or delete, as applicable, all provisions inconsistent with the amendments to the Indenture effected by this Thirteenth Supplemental Indenture.

4.          Acknowledgement of Trustee.  The Trustee hereby acknowledges receipt of the following documents pursuant to the provisions of the Indenture:

(a)	A Board Resolution of the Company authorizing the execution of this Thirteenth Supplemental Indenture, as required by Section 11.02 of the Base Indenture.

(b)	A Board Resolution of NGC authorizing the execution of this Thirteenth Supplemental Indenture.

(c)	An Officers’ Certificate of the Company as required by Section 15.05 of the Base Indenture.

(d)	An Opinion of Counsel as required by Sections 11.03 and 15.05 of the Base Indenture.

5.          Effectiveness. The provisions of this Thirteenth Supplemental Indenture shall be effective only upon execution and delivery of this instrument by each of the parties hereto. Notwithstanding the foregoing sentence, the provisions of Section 1, Section 2 and Section 3 of this Thirteenth Supplemental Indenture shall become operative at such time and date (the “Operative Date”) upon which NGC has accepted for exchange, and provided the applicable Total Exchange Consideration or Exchange Consideration, as the case may be, to all Holders of Debentures that have been validly tendered (and not validly withdrawn) pursuant to the terms of the Exchange Offer (as defined in the Offering Memorandum and Consent Solicitation Statement) with respect to the Debentures, with the result that the amendments to the Indenture effected by this Thirteenth Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if the Operative Date shall not occur. The Company and NGC shall notify the Trustee promptly after the occurrence of the Operative Date or promptly after the Company and NGC shall determine that the Operative Date will not occur.

6.          Endorsement and Change of Form of Debentures. Any Debentures authenticated and delivered after the close of business on the date that this Thirteenth Supplemental Indenture becomes operative in substitution for Debentures then outstanding and all Debentures presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of August 25, 2021, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the Thirteenth Supplemental Indenture, dated as of August 25, 2021. Reference is hereby made to such Thirteenth Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

7.          Ratification. This Thirteenth Supplemental Indenture is supplemental to the Indenture and shall form a part thereof. Other than as amended by this Thirteenth Supplemental Indenture, the Indenture is hereby ratified, approved, and confirmed. In the event of any conflict between the terms of the Indenture and this Thirteenth Supplemental Indenture, the terms of this Thirteenth Supplemental Indenture shall prevail.

8.          Effect of Headings. The headings herein are for convenience of reference only, are not to be considered a part hereof, and shall not affect the construction hereof.

9.          Successors and Assigns. All covenants and agreements in this Thirteenth Supplemental Indenture by the Company and NGC shall bind their successors and assigns, whether so expressed or not.

10.          Separability Clause. In case any provision in this Thirteenth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.          Governing Law. This Thirteenth Supplemental Indenture shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws.

12.          Counterpart Originals. This Thirteenth Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Thirteenth Supplemental Indenture or any document to be signed in connection with this Thirteenth Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

13.          Additional Supplemental Indentures. Nothing contained herein shall impair the rights of the parties to enter into one or more additional supplemental indentures in the manner provided in the Indenture.

14.          Trustee. In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture.  The Trustee makes no representations as to the validity or sufficiency of this Thirteenth Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and NGC and not of the Trustee.

15.          Benefits. Nothing in this Thirteenth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors and the Holders, any benefit or any legal or equitable right or claim under this Thirteenth Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Thirteenth Supplemental Indenture to be duly executed, all as of the date first written above.

NORTHROP GRUMMAN SYSTEMS CORPORATION

	By:	/s/ Todd B. Ernst
		Name:	Todd B. Ernst
		Title:	President and Treasurer

Attest:

	By:	/s/ Jennifer C. McGarey
		Name:	Jennifer C. McGarey
		Title:	Secretary

[Signature Page to Thirteenth Supplemental Indenture]

NORTHROP GRUMMAN CORPORATION

	By:	/s/ Todd B. Ernst
		Name:	Todd B. Ernst
		Title:	Corporate Vice President and Treasurer

Attest:

	By:	/s/ Jennifer C. McGarey
		Name:	Jennifer C. McGarey
		Title:	Corporate Vice President and Secretary

[Signature Page to Thirteenth Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

[Signature Page to Thirteenth Supplemental Indenture]